Exhibit (g)(3)

AB ACTIVE ETFs, INC.

1345 Avenue of the Americas

New York, NY 10105

April 25, 2023

State Street Bank and Trust Company

1 Lincoln Street, SFC2,

Boston, MA 02210

Attention: Ted Duggan - Senior Vice President

Effective May 1, 2023:

State Street Bank and Trust Company

1 Congress Street, Suite 1

Boston, MA 02114-2016

Attention: Ted Duggan - Senior Vice President

Re: AB ACTIVE ETFs, INC. (the “Fund”)

Ladies and Gentlemen:

Please be advised that the Fund has established a new portfolio series known as AB High Yield ETF (the “Portfolio”).

In accordance with Section 29.15.2 of the Custody Agreement dated as of July 22, 2022, as amended, modified, or supplemented from time to time (the “Agreement”), by and between the Fund and State Street Bank and Trust Company (“State Street”), the undersigned Fund hereby requests that State Street act as Custodian for the new Portfolio under the terms of the Agreement, and that Appendix A to the Agreement be hereby amended and restated as set forth on Exhibit A attached hereto.

In connection with such request, the undersigned Fund hereby confirms, as of the date hereof, its representations and warranties set forth in Section 26 of the Agreement.

Please indicate your acceptance of the foregoing by executing this letter agreement and returning a copy to the Fund.

Sincerely,

AB ACTIVE ETFs, INC.

By:	/s/ Stephen J. Laffey
Name:	Stephen J. Laffey
Title:	Assistant Secretary, Duly Authorized

Agreed and Accepted:
STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrea E. Sharp
Name:	Andrea E. Sharp
Title:	Managing Director, Duly Authorized
Effective Date: May 1, 2023

Appendix A

ETF Clients

Fund Name	Jurisdiction of Formation
AB Active ETFs, Inc.
AB Ultra Short Income ETF	Maryland
AB Tax-Aware Short Duration Municipal ETF	Maryland
AB Disruptors ETF	Maryland
AB US High Dividend ETF	Maryland
AB US Low Volatility Equity ETF	Maryland
AB High Yield ETF	Maryland